Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-203198, 333-196610, 333-195340 and 333-192799) pertaining to the 2008 Equity Incentive Plan, the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan of Nimble Storage, Inc. of our reports dated March 31, 2016, with respect to the consolidated financial statements of Nimble Storage, Inc. and the effectiveness of internal control over financial reporting of Nimble Storage, Inc. included in this Annual Report (Form 10-K) for the year ended January 31, 2016.

/s/ Ernst & Young LLP

San Jose, California

March 31, 2016